EXHIBIT 5








                                January 30, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Old Kent Financial Corporation
     Incentive Stock Option Plan for Employee Optionholders of First National Bank Corp.

Dear Ladies and Gentlemen:

          As general counsel for Old Kent Financial Corporation, a Michigan corporation (hereinafter called "Old Kent"), we have examined and are familiar with Old Kent's Incentive Stock Option Plan for Employee Optionholders of First National Bank Corp., Restated Articles of Incorporation, Bylaws, and minute books and have examined such other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that the 102,797 shares being registered on Form S-8 under the Securities Act of 1933, as amended, are authorized shares of Common Stock, $1 par value, and such shares, when issued and delivered pursuant to the Incentive Stock Option Plan for Employee Optionholders of First National Bank Corp. will be legally issued, fully paid, and nonassessable.

          We hereby consent to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to the Incentive Stock Option Plan for Employee Optionholders of First National Bank Corp.

                              WARNER NORCROSS & JUDD LLP


                              By /s/ Gordon R. Lewis
                                 Gordon R. Lewis, a Partner